Exhibit 10.2

ENOVA INTERNATIONAL, INC.
FIRST AMENDED AND RESTATED

2014 LONG-TERM INCENTIVE PLAN AWARD AGREEMENT

FOR GRANT OF RESTRICTED STOCK UNITS

This First Amended and Restated 2014 Long-Term Incentive Plan Award Agreement for Grant of Restricted Stock Units (the “Agreement”) is entered into by and between Enova International, Inc. (the “Company”) and [               ] (“Associate”).

WITNESSETH:

WHEREAS, the Company has adopted the First Amended and Restated Enova International, Inc. 2014 Long-Term Incentive Plan (the “Plan”), which is administered by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”); and

WHEREAS, pursuant to Section 4 and Section 9 of the Plan, the Committee has elected to grant Associate an award (the “Award”) of Restricted Stock Units (“RSUs”) to encourage Associate’s continued loyalty and diligence; and such Award will vest as set forth below pursuant to the terms of the Plan (as defined above); and

WHEREAS, the RSUs represent the unfunded and unsecured promise of the Company to issue to Associate an equivalent number of shares of the common stock of the Company or its successors (“Common Stock”) at a future date, subject to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Award.

a.  General.  Subject to the restrictions and other conditions set forth herein, the Company, for and on behalf of the Company, and/or any Affiliate (as defined in the Plan) that employs Associate, hereby grants to Associate an Award of [               ] RSUs.

b.  Grant Date.  The Award was granted to Associate on [               ] (the “Grant Date”). The RSUs granted hereby shall be effective immediately but vesting is contingent upon Associate executing and delivering a counterpart Agreement to the Company (the date of such delivery, the “Contingency Date”).

2.  Vesting.  The Award shall vest on each of the following dates as to the number of RSUs set forth below; provided Associate remains continuously employed by the Company or any of its Affiliates through the applicable vesting date:

[               ] RSUs - on the [               ] anniversary of the Grant Date

Any RSUs that have not vested shall remain subject to forfeiture under Section 0 of this Agreement. Notwithstanding the foregoing, any RSUs shall automatically and without notice terminate and become null and void ninety (90) days after the Grant Date, if the Contingency Date has not occurred by such date.

3.  Treatment of Award Upon Termination or Failure to Vest.  Subject to Section 5, below, upon Associate’s termination of employment with the Company and its Affiliates for any reason (including death), any portion of the Award that has not yet vested as provided in Section 0 of this Agreement shall be immediately forfeited, and Associate shall forfeit any and all rights in or to such unvested portion of the Award.

4.  Payment of Awards.  (a) As each one-fourth portion of the Award vests, the Company shall instruct its transfer agent to issue a stock certificate evidencing the conversion of such vested RSUs into whole vested shares of Common Stock in the name of Associate (or if Associate has died, in the name of Associate’s designated beneficiary or, if no beneficiary has been designated, Associate’s estate (“Beneficiary”)) within a reasonable time after the vesting date of such one-fourth portion of the Award, but (b) in no event will the Common Stock relating to the then-vesting portion of the Award be transferred to Associate (or, if applicable, to Associate’s Beneficiary) later than December 31 of the calendar year in which the vesting date for the then-vesting portion of the Award occurs. The Company shall not be required to deliver any fractional shares of Common Stock under the Award.  Any fractional shares shall be rounded up to the next whole share.

5.  Change in Control.

a.  Vesting and Payment.  If, within 12 months after the occurrence of a Change in Control (as defined below), Associate has a Qualifying Termination (as defined below) the entire Award shall automatically become 100% vested as of the date of the Qualifying Termination as long as Associate has remained continuously employed by the Company and its Affiliates from the Grant Date through the date of such Qualifying Termination.  In such event, the shares of Common Stock evidencing vested RSUs shall be delivered to Associate in a lump sum within 60 days following the date of the Qualifying Termination.  Notwithstanding the foregoing, in order to preserve the Associate’s rights under the Award in the event of a Change in Control, the Committee in its discretion and without the consent of the Associate may, at the time the Award is made or any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or vesting of the Award, (ii) provide for the purchase or termination of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company. No actions may be taken under this Section 5(a) that would cause the Associate to become subject to tax under Code Section 409A(a)(1).  For purposes of this Section 5(a), the following terms shall have the following meanings:

(i)  “Cause” shall be determined solely by the Company or the Committee (and, if Associate is an officer of the Company, only by the Committee) in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(a)  Associate’s willful and continued failure to substantially perform Associate’s duties with the Company or an Affiliate (other than any such failure resulting from the Associate’s disability); or

(b)  Associate’s conviction of a felony; or

(c)  Associate willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, no act or failure to act on the Associate’s part shall be deemed “willful” unless done, or omitted to be done, by the Associate not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(ii)  “Change in Control” shall mean an event that is a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in Code §409A and applicable guidance issued thereunder (“Code §409A”).  Notwithstanding the above, a “Change in Control” shall not include any event that is not treated under Code §409A as a change in control event with respect to Associate.  Notwithstanding the incorporation of certain provisions from the Treasury Regulations under Code §409A, the Company intends that all payments under this Agreement be exempt from Code §409A under the exemption for short-term deferrals in Treasury Regulations Section 1.409A-1(b)(4).

(iii)  “Qualifying Termination” shall mean a separation from service (as defined in Treasury Regulation Section 1.409A-1(h)(1)) resulting from the Company’s or an Affiliate’s involuntary termination of Associate’s employment, other than a termination for Cause.

b.  Cash America Ownership.  Notwithstanding the foregoing, neither a change in ownership nor a change in effective control shall be considered to have occurred as a result of any acquisition or disposition of the Company’s stock by, or an increase in the percentage of the Company’s stock owned by, Cash America International, Inc. or any entity required to be aggregated with Cash America International, Inc. under Code Sections 414(b) or 414(c).  For clarification purposes and without limiting the foregoing, the acquisition or disposition of the Company’s stock in a public offering or sale or in a spinoff transaction by Cash America International, Inc. shall not result in a Change in Control unless required by Code §409A.

c.  Substitution.  Notwithstanding anything set forth herein to the contrary, upon a Change in Control, the Committee, in its sole discretion, may, in lieu of issuing Common Stock, provide Associate with an equivalent amount payable in the form of cash.

d.  Effect of Other Agreements.  In the event that Associate is a party to an employment, severance, change in control or other similar agreement with the Company or its Affiliates that provides for vesting of stock-based awards upon a Change in Control or termination of employment following a Change in Control, this Section 0 shall not supersede such other agreement, and Associate shall be entitled to the benefits of both this Agreement and such other agreement.

6.  Agreement of Associate.  Associate acknowledges that certain restrictions under state or federal securities laws may apply with respect to the shares of Common Stock to be issued pursuant to the Award.  Specifically, Associate acknowledges that, to the extent Associate is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the shares of Common Stock to be issued as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144).  Associate hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.  Notwithstanding anything herein to the contrary and only to the extent permitted under Code §409A, a payment may be delayed to the extent the Company reasonably anticipates that making the payment will violate federal securities laws or other applicable laws.

7.  Withholding.  Upon the issuance of shares to Associate pursuant to this Agreement, Associate shall pay an amount equal to the amount of all applicable federal, state and local employment taxes which the Company or an Affiliate is required to withhold at any time.  Such payment may be made in cash or, with respect to the issuance of shares to Associate pursuant to this Agreement, by delivery of whole shares of Common Stock (including shares issuable under this Agreement) in accordance with Section 14(a) of the Plan and the terms of Code §409A.

8.  Adjustment of Awards.

a.  If there is an increase or decrease in the number of issued and outstanding shares of Common Stock through the payment of a stock dividend or resulting from a stock split, a recapitalization, or a combination or exchange of shares of Common Stock, then the number of outstanding RSUs hereunder shall be adjusted so that the proportion of such Award to the Company’s total issued and outstanding shares of Common stock remains the same as existed immediately prior to such event.

b.  If there is spin-off or other similar distribution to the Company’s stockholders of stock of an Affiliate, the number and type of shares subject to the Award shall be adjusted by the Committee (which adjustment may include Shares, stock of such Affiliate, cash or a combination thereof) so that the value of the outstanding Award immediately prior to such event is preserved, as determined by the Committee in its sole discretion.  If stock of an Affiliate or former Affiliate becomes subject to the Award as a result of any such adjustment, the terms of the Agreement shall apply to such stock in the same manner as if it were Shares.

c.  Except as provided in Sections 8(a) and 8(b) of this Agreement, no adjustment in the number of shares of Common Stock subject to any outstanding portion of the RSUs shall be made upon the issuance by the Company of shares of any class of its capital stock or securities convertible into shares of any class of capital stock, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon the conversion of any other obligation of the Company that may be convertible into such shares or other securities.

d.  Upon the occurrence of events affecting Common Stock other than those specified in Sections 8(a), 8(b) and 8(c) of this Agreement, the Committee may make such other adjustments to awards as are permitted under Section 5(c) of the Plan.  This section shall not be construed as limiting any other rights the Committee may have under the terms of the Plan.

9.  Plan Provisions.  In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, as may be amended from time to time, which are hereby incorporated by reference. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein.  In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.  For avoidance of doubt and without limiting anything herein or in the Plan, Associate hereby acknowledges that the compensation recovery provisions described in Section 14(o) of the Plan apply to the Award granted hereunder and this Agreement.

10.  Restrictive Covenants.  Associate shall be subject to the restrictive covenants contained in this Section 10; provided that the restrictive covenants and other obligations contained in this Section 10 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded or restricted by) any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future employment, severance, change in control or other similar agreement with the Company or its Affiliates, unless reference is made to the specific provisions hereof which are intended to be superseded.

a.  Confidentiality.  During and for one year after the termination of Associate’s employment with the Company and its Affiliates, Associate agrees to keep in strict confidence and not, directly or indirectly, make known, divulge, reveal, furnish, make available or use any Confidential Information (as defined below), except in Associate’s regular authorized duties on behalf of the Company and its Affiliates.  Associate acknowledges that all documents and other property containing Confidential Information furnished to Associate by the Company or its Affiliates or otherwise acquired or developed by the Company, its Affiliates or Associate or known by Associate shall at all times be the property of the Company and its Affiliates.  Associate shall take all reasonable and prudent steps to safeguard Confidential Information and protect it against disclosure, misuse, espionage, loss and theft. Associate shall deliver to the Company or the applicable Affiliate upon the termination of Associate’s employment with the Company and its Affiliates, or at any other time that the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents and data (and copies thereof) containing the Confidential Information, Work Product (as defined in Section 10(b)(i) of this Agreement) of the business of the Company and its Affiliates that Associate may then possess or have under Associate’s control. Associate shall not use any Confidential Information to compete with the Company and its Affiliates during and for one year after termination of Associate’s employment with the Company and its Affiliates.

For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”) which Associate has acquired or may acquire in the course of, or as a direct result of, Associate’s employment with the Company and its Affiliates, in any form or medium, that relates to the business, products, services, research or development of the Company or its

Affiliates. Confidential Information includes, but is not limited to, the following: (i) internal business information (including Information relating to strategic and staffing plans and practices, business, training, financial, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and customer and supplier lists); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Affiliates’ suppliers, distributors, customers, prospective customers, independent contractors, vendors, or other business relations and their confidential information for which the Company or its Affiliates have nonuse and nondisclosure obligations; (iii) trade secrets, copyrightable works and other documents or information which is technical or creative in nature (including ideas, formulas, recipes, compositions, inventions, innovations, improvements, developments, methods, know-how, manufacturing and production processes and techniques, research and development information, compilations of data and analyses, data and databases relating thereto, techniques, systems, records, manuals, documentation, models, drawings, specifications, designs, plans, proposals, reports and all similar or related information (whether patentable or unpatentable and whether or not reduced to practice); and (iv) other Intellectual Property rights of the Company or its Affiliates, as provided for in Section 10(b) of this Agreement. Confidential Information does not include any information which (i) was in the lawful and unrestricted possession of Associate prior to its disclosure to Associate by the Company; (ii) is or becomes generally available to the public by acts other than those of Associate after receiving it; or (iii) has been received lawfully and in good faith by Associate from a third party who did not obtain or derive it from the Company.

(i)  Other Restrictions.  Associate also acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information set forth herein are in addition to, and not in lieu of, any rights or remedies that the Company or its Affiliates may have available pursuant to the laws of the state in which Associate is employed which are designed to prevent the disclosure of trade secrets or proprietary information.

(ii)  Third-Party Information.  Associate recognizes that the Company and its Affiliates have received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Associate agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose such information to any person, firm or corporation or to use it except as necessary in carrying out Associate’s duties for the Company and its Affiliates consistent with the Company’s or its applicable Affiliate’s agreement with such third party. An example of this kind of information is information about the Company’s or its Affiliates’ customers. Associate further recognizes that the Company and its Affiliates will make software available to Associate in order to allow or assist Associate to perform Associate’s job duties. The software made available to Associate is either owned by or licensed to the Company or its Affiliates and the software remains the property of the Company or its Affiliates or third party owner of the software rights. As such, Associate may not (i) create or attempt to create by reverse engineering, disassembly, decompilation or otherwise, the software, associated programs, source code, or any part thereof, or to aid or to permit others to do so, except and only to the extent expressly permitted by the Company, its Affiliates or by applicable law; (ii) remove any software identification or notices of any proprietary or copyright restrictions from any software or any software related materials; and/or (iii) copy the software, modify, translate or, unless otherwise agreed, develop any derivative works thereof or include any portion of the software in any other software program. Associate agrees to use any and all software provided by the Company or its Affiliates only as necessary to carry out Associate’s work for the Company and its Affiliates.

(ii)  Return of Confidential Information.  At any point during or at the termination of the employment relationship between Associate and the Company and its Affiliates, the Company or its applicable Affiliate may request Associate to return to it any and all Confidential Information received by and/or in the possession of Associate. All such Confidential Information shall be returned to the Company or its applicable Affiliate immediately. Furthermore, upon request of the Company or its Affiliate, Associate may be required to execute a sworn affidavit certifying that he/she has returned all Confidential Information in his/her possession.

b.  Intellectual Property.

(i)  Assignment to Rights In Intellectual Property. Associate acknowledges that the Company and its Affiliates have all right, title, and interest to all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, recipes and all similar or related information (whether or not patentable or copyrightable) that relate to the Company’s and its Affiliates’ actual or demonstrably anticipated business, research and development, products and services and which are conceived, developed or made by Associate while employed by the Company and its Affiliates, including any derivations or modifications thereto (“Work Product”).  Associate shall promptly disclose such Work Product to the Company.  Associate hereby irrevocably assigns and transfers to the Company all rights, title, and interest worldwide in any such Work Product.  At the Company’s expense, Associate shall perform all actions reasonably requested by the Company (whether during or after Associate’s employment) to establish and confirm such ownership, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned (including, without limitation, the execution of assignments, consents, powers of attorney and other instruments).

(ii)  Exceptions To Assignment of Intellectual Property.  Associate acknowledges that this Agreement is limited by the following:

(a)  Any provision in an employment agreement or other similar written agreement which provides that Associate shall assign, or offer to assign, any of Associate’s rights in an invention to the Company and its Affiliates shall not apply to an invention that Associate developed entirely on Associate’s own time without using the Company’s or its Affiliates’ equipment, supplies, facilities, or trade secret information, except for those inventions that either: (a) relate, at the time of conception or implementation of the invention, to the business of the Company or its Affiliates, or to any future business of the Company or its Affiliates; provided that such future business must be shown by actual or demonstrably anticipated research or development; or (b) result from any work performed by Associate for the Company and its Affiliates.

(b)  To the extent a provision in an employment agreement or other similar written agreement between Associate and the Company or its Affiliates, other than this Agreement, purports to require Associate to assign an invention otherwise excluded from being required to be assigned under Section 10(b)(ii)(1), the provision is against the public policy of the state and is unenforceable.

c.  Non-Solicitation of Customers and Employees.  Associate will be called upon to work closely with employees, consultants, independent contractors, agents and other service providers of the Company and its Affiliates in performing services for the Company and its Affiliates.  All non-public information about such employees, consultants, independent contractors, agents and other service providers of the Company and its Affiliates that becomes known to Associate during the course of Associate’s employment with the Company and its Affiliates, and which would not have become known to Associate but for Associate’s employment with the Company and its Affiliates, including, but not limited to, compensation or commission structure, is Confidential Information and shall not be used by Associate in soliciting employees, consultants, independent contractors, agents or other service providers of the Company and its Affiliates for employment at any time during or within one year after termination of Associate’s employment with the Company and its Affiliates.  During Associate’s employment and for one year following the termination of Associate’s employment with the Company and its Affiliates, Associate shall not, except in performing its duties for the Company and its Affiliates, either directly or indirectly:

(i)  solicit in competition with the Company or its Affiliates the business of any of the clients or customers of the Company or its Affiliates, (a) with whom Associate had contact during the one-year period immediately preceding the breach of this Agreement and (b) with whom Associate would not have had contact but for Associate’s employment with the Company and its Affiliates; or

(ii)  ask, encourage or otherwise solicit any employees, consultants, independent contractors, agents or other service providers of the Company or its Affiliates with whom Associate had contact during the one-year period immediately preceding the breach of this Agreement to leave employment with the Company or its Affiliates.

Associate further agrees to make any subsequent employer aware of this non-solicitation obligation.

d.  Best Efforts and Non-Competition.  During the course of Associate’s employment with the Company or its Affiliates, Associate shall not (whether or not during business hours) within the Territory (as defined in this Section 10(d)) (i) engage in any activity, within the Territory, that is in any way competitive with the business or any demonstrably anticipated business of the Company or its Affiliates and (ii) assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company or its Affiliates. For purposes hereof, “Territory” means the area within which the Company or its Affiliates conducted business within the one-year period prior to the breach of this Section 10(d).

e.  No Conflicting Obligations.  Associate has not entered into, and Associate shall not enter into, any agreement either written or oral in conflict with this Agreement or Associate’s employment with the Company and its Affiliates.  Associate hereby represents and warrants to the Company that:

(i)  the execution, delivery and performance of this Agreement by Associate does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Associate is a party or by which Associate is knowingly bound;

(ii)  Associate is not a party to or bound by any employment agreement, nonsolicitation agreement, noncompete agreement or confidentiality agreement with any other person or entity other than the Company or its Affiliates that would preclude, conflict or materially limit Associate’s employment with the Company and its Affiliates; and

(iii)  upon the execution and delivery of this Agreement by the parties to this Agreement, this Agreement shall be the binding obligation of Associate, enforceable in accordance with its terms.

Associate agrees that the protective covenants contained herein are reasonable in terms of duration and scope restrictions and are reasonable and necessary to protect the goodwill of the business and the Confidential Information of the Company or its Affiliates and agrees not to challenge the validity or enforceability of the covenants contained herein.

f.  Breach of Agreement.  Associate acknowledges that breach of this Section 10 and disclosure of Confidential Information will cause irreparable harm and damage to the Company and its Affiliates.  Accordingly, any breach of this Agreement may subject Associate to discipline, up to and including termination of employment, and permit the Company and its Affiliates to pursue legal action against Associate, as follows:

(i)  Remedies.  In view of the irreparable harm and damage which would occur to the Company and its Affiliates as a result of a breach or a threatened breach by Associate of the obligations set forth in Sections 10(a)-(d) of this Agreement, and in view of the lack of an adequate remedy at law to protect the Company and its Affiliates, the Company or its applicable Affiliates shall have the right to receive, and Associate hereby consents to the issuance of, temporary and permanent injunctions enjoining Associate from any violation of Sections 10(a)-(d) hereof.  Associate acknowledges that both temporary and permanent injunctions are appropriate remedies for such a breach or threatened breach.  The foregoing remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company and its Affiliates are or may be entitled hereunder or at law or in equity, including, without limitation, the right to receive damages.

(ii)  Cost of Enforcement.  In the event the Company bring an action to enforce the provisions of this Agreement, including any provisions of Sections 10(a)-(d) hereof, the Company or its applicable Affiliates may recover from Associate its reasonable attorneys’ fees and costs, through and including any and all appeals.

11.  Tolling. In the event of any violation of the provisions of this Section 10, Associate acknowledges and agrees that the restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of such restriction period shall be tolled during any period of such violation.

12.  Miscellaneous.

a.  Limitation of Rights.  The Plan, the granting of the Award and the execution of the Agreement shall not give Associate any rights to (1) similar grants in future years, (2) any right to be retained in the employ or service of the Company or any of its Affiliates, or (3) interfere in any way with the right of the Company or its Affiliates to terminate Associate’s employment or services at any time.  Associate acknowledges that Associate is employed by the Company at will, and nothing contained in this Agreement is intended to alter the at-will nature of Associate’s employment with the Company.

b.  Interpretation.  Associate accepts this Award subject to all the terms and provisions of the Plan and this Agreement.  The undersigned Associate hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

c.  Claims Procedure.  Any dispute or claim for benefits by any person under this Agreement shall be determined by the Committee in accordance with the claims procedures under the Enova International, Inc. Nonqualified Savings Plan.

d.  Stockholder Rights.  Neither Associate nor Associate’s Beneficiary shall have any of the rights of a stockholder with respect to any shares of Common Stock issuable upon vesting of any portion of this Award, including, without limitation, a right to cash dividends or a right to vote, until (i) such portion of the Award is vested, and (ii) such shares have been delivered and issued to Associate or Associate’s Beneficiary pursuant to Section 4 of this Agreement.

e.  Severability.  Each party hereto has carefully read and considered the provisions contained in this Agreement, including Sections 10(a)-(d) hereof, and, having done so, agrees that the restrictions and obligations therein are fair and reasonable and are reasonably required for the protection of the interests of the Company. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  Notwithstanding the foregoing, in the event any said term, provision, covenant or restriction contained in the Agreement shall be held invalid, void or unenforceable by such court or a federal regulatory agency of competent jurisdiction, the parties hereto agree that it is their desire that such court or agency shall substitute an enforceable restriction in place of any limitation deemed invalid, void or unenforceable and, as so modified, the restrictions shall be as fully enforceable as if they had been set forth herein by the parties.  It is the intent of the parties hereto that the court or agency, in so establishing a substitute restriction, recognize that the parties hereto desire that the provisions and restrictions in this Agreement be imposed and maintained to the maximum lawful extent.

f.  Controlling Law.  The Agreement is being made in Illinois and shall be construed and enforced in accordance with the laws of that state.

g.  Construction; Entire Agreement.  The Agreement and the Plan contain the entire understanding between the parties, and supersedes any prior understanding and agreements between them, including, for the avoidance of doubt, the Company’s personnel policies and procedures, representing the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

h.  Survival.  The covenants and agreements contained herein shall survive termination of Associate’s employment, regardless of who causes the termination and under what circumstances.

i.  Amendments; Code §409A.  The provisions of this Agreement may be amended or waived only with the prior written consent of Associate and the Company (as approved by the Board).  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.  Notwithstanding the foregoing, if any provision of this Agreement would cause compensation to be includible in Associate’s income pursuant to Code §409A(a)(1), then, to the extent permitted by Code §409A, the Company may amend the Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Associate, and shall be binding on Associate.

j.  Headings.  Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.  Furthermore, Associate acknowledges and agrees that in the event of the transfer of Associate’s employment from the Company or its Affiliate to any subsidiary, parent or affiliate of the Company, Associate’s employment shall continue to be subject to each and all the terms and conditions set forth in Section 10 of this Agreement.

k.  Notices.  Any notice under this Agreement shall be in writing or by electronic means and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the secretary of the Company at the address indicated on the signature page of this Agreement, or if the Company should move its principal office, to such principal office, and, in the case of Associate, to Associate through the Company’s e-mail system or Associate’s last personal e-mail or permanent address as shown on the Company’s records, subject to the right of either party to designate some other address or electronic notification system at any time hereafter in a notice satisfying the requirements of this Section.

l.  Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon and inure to the benefit of Associate’s heirs, legal representatives, successors and assigns.  Associate may not assign Associate’s rights and/or delegate Associate’s obligations under this Agreement.  The Company may assign this Agreement to any successor in interest or to any of its Affiliates.  Furthermore, Associate acknowledges and agrees that in the event of the transfer of Associate’s employment from the Company to any subsidiary, parent or Affiliate of the Company, Associate’s employment shall continue to be subject to each and all the terms and conditions set forth in Section 10 of this Agreement.

m.  Execution/Acceptance.  Associate acknowledges that Associate has read and understands this Agreement, has been advised to consult with independent legal counsel regarding Associate’s rights and obligations under this Agreement to the extent desired, is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily based on Associate’s own judgment and not on any representations or promises other than those contained in this Agreement.  This Agreement may be executed and/or accepted electronically and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Agreement.

n.  Company Recoupment of Awards.  An Associate’s rights with respect to any RSUs hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with an Associate or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

[Signatures on the following page]

ENOVA INTERNATIONAL, INC.
(For and on behalf of itself, and/or any Affiliate of the Company that employs Associate)
175 West Jackson Blvd., Suite 500
Chicago, Illinois 60604

By:

          David A. Fisher, Chief Executive Officer

Electronic acceptance of this Award by Associate shall bind Associate by the terms of this Agreement pursuant to Section 11(m) of this Agreement.